EXHIBIT 12.2

                        RJR NABISCO HOLDINGS CORP.
                 COMPUTATION OF EARNINGS TO FIXED CHARGES
                           (Dollars in Millions)


                                              1st Qtr.
                                                1998        1997          1996          1995          1994          1993
                                              --------     ------        ------        ------        ------        ------
Earnings before fixed charges:
 Income before income taxes...............      $   13     $1,016        $1,199        $1,266        $1,375        $  111
 Less minority interest in pre-tax income
   of Nabisco Holdings....................          18        142            22           105            --            --
                                                 -----      -----         -----         -----         -----         -----
 Adjusted income before taxes.............          (5)       874         1,177         1,161         1,375           111
 Interest and debt expense................         221        912           927           899         1,065         1,209
 Interest portion of rental expense.......          15         61            56            54            51            52
                                                 -----      -----         -----         -----         -----         -----
Earnings before fixed charges.............      $  231     $1,847        $2,160        $2,114        $2,491        $1,372
                                                 =====      =====         =====         =====         =====         =====
Fixed charges:
 Interest and debt expense................         221        912           927           899         1,065         1,209
 Interest portion of rental expense.......          15         61            56            54            51            52
 Capitalized interest.....................           1          6            15            12            11             9
                                                 -----      -----         -----         -----         -----         -----
Fixed charges.............................      $  237     $  979        $  998        $  965        $1,127        $1,270
                                                 =====      =====         =====         =====         =====         =====
Ratio of earnings to fixed charges........          --      1.887         2.164         2.191         2.210         1.080
                                                 =====      =====         =====         =====         =====         =====
Deficiency in the coverage of fixed
 charges by earnings before fixed
charges...................................         $(6)        --            --            --            --            --
                                                 =====      =====         =====         =====         =====         =====
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